Exhibit 99.2

CBL & ASSOCIATES PROPERTIES, INC.

CONFERENCE CALL, FIRST QUARTER

APRIL 30, 2009 @ 11:00 AM EDT

Stephen:

Thank you and good morning. We appreciate your participation in the CBL & Associates Properties, Inc. conference call to discuss first quarter results. Joining me today is John Foy, Chief Financial Officer and Katie Reinsmidt, Vice President - Corporate Communications and Investor Relations who will begin by reading our Safe Harbor disclosure.

Katie:

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. We direct you to the Company’s various filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein for a discussion of such risks and uncertainties. During our discussion today, references made to per share amounts are based upon a fully diluted converted share basis.

A transcript of today’s comments, the earnings release and additional supplemental schedules will be furnished to the SEC on Form 8-K and will be available on our website. This call will also be available for replay on the Internet through a link on our website at cblproperties.com. This conference call is the property of CBL & Associates Properties, Inc. Any redistribution, retransmission or rebroadcast of this call without the express written consent of CBL is strictly prohibited.

During this conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. A description of each non-GAAP measure and a reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in the earnings release that is furnished on the Form 8-K.

Stephen:

Thank you, Katie.

In March we published our 2008 Annual Report, appropriately titled, “What Matters Now”. What we are all experiencing in the economy and in the capital markets is dictating a new set of priorities and setting the industry’s focus on what really matters now. Our attention is directed toward making appropriate decisions to ensure the long-term success of our Company and of our properties. Of greatest importance is enhancing our balance sheet flexibility and protecting our income stream.

Given the unprecedented challenges presented by the capital markets and the economy over the past year, we are pleased with the results we achieved this quarter. Foremost, we made significant progress in our effort to improve our financial situation. We have previously outlined a number of measures we have taken to enhance liquidity and increase flexibility with our balance sheet, including the adjustments to our dividend, reductions in capital expenditures and tightening of our development pipeline. We are moving forward with obtaining additional extensions with our line of credit lenders beyond what we currently have. We have also executed a term sheet addressing three of the remaining four loans that are due this year, leaving us one property-level loan with a balance of $53 million to refinance this year. Finding ways to reduce our capital needs and ultimately de-leverage will continue to take precedence. While tapping into externally sourced equity at any level is difficult, we are seriously exploring every option available including asset sales, joint ventures, equity offerings and other opportunities.

We are also pleased with our operating results for this quarter given the challenging environment. FFO per share exceeded consensus FFO projections, prior to the China investment write-down, by a healthy margin. Our NOI results were toward the more favorable end of the range that we are guiding for the year. We are not satisfied with the decrease in occupancy and lease spreads, but we anticipated that we would experience this pressure and took steps to offset and preserve our income stream by reducing expenses. Our first quarter results reflect the positive impact of a number of cost saving initiatives that were put into place last year at the property level and our corporate office. G&A expense declined 8.4% benefiting from the salary freeze, bonus cuts and staff reductions. Property operating expenses declined as a result of vendor contract renegotiations as well as property level staff reductions.

We are encouraged by the outlook for the rest of this year as well. We are building momentum in our efforts to replace vacant boxes and stores which resulted from the record level of bankruptcies in 2008. Also, to this point, bankruptcies and store closings in 2009 have been far less than had been predicted. Retailers have proved resilient in dealing with their challenges which is indicative of their strong balance sheets and the quality of their management teams. Also, the markets where our properties are located have for the most part held up better than most during this recession due to the diversified nature of their major employers such as state governments, universities and health care organizations.

We just completed our biannual Leadership Conference and were able to spend time with our property teams. Despite the challenging environment, their morale is excellent and they are incredibly dedicated to CBL. We are fortunate to have such great people as part of our organization. They reported that traffic levels have improved and that customers are more positive, which was confirmed by the jump in the consumer confidence numbers yesterday. While we are by no means out of the woods and will continue to battle difficult conditions in 2009 and possibly into 2010, our results for this quarter indicate our ability, proven in prior downturns as well, to manage through these challenging times.

Now I will review with you some detail on our operating results for the quarter and then turn it over to John to do the financial review.

LEASING AND OCCUPANCY:

During the first quarter we completed 1.2 million square feet of new and renewal leases in our operating portfolio including 256,000 square feet of new leases and 948,000 square feet of renewals. We also completed 53,000 square feet of development leases. To date, we have completed approximately 75% of our 2009 renewals.

Following the difficult holiday sales season leasing became much more challenging as many retailers were reluctant to enter into new or renewal lease deals given the uncertainty of the retail landscape, and this impacted our leasing spreads. For stabilized mall leasing in the first quarter, on a same space basis, rental rates were signed at an average decrease of 11.1% from the prior gross rent per square foot. There were a few primary drivers of the declines this quarter. We executed a few very large deals at negative spreads that had a disproportionate impact on the overall spreads. We also executed a number of renewal deals on a one-year basis with retailers at a few locations to maintain occupancy while we look to backfill locations with better performing retailers. While we anticipate spreads will be down for 2009, we believe that the trends will flatten out as we continue through the year.

With respect to rent relief, in certain instances we have granted a concession in the form of a deferral, however there are many strings attached to these grants including waiver of lease restrictions or extension of term or other types of quid pro quo. Before we get to that point, the retailer must establish that they have a financial need for the request to be considered. As the landlord, we must see an incentive to agree to the request.

As far as co-tenancy issues in our portfolio; we do not anticipate a material impact from co-tenancy clauses. There are a couple of box centers that had these issues with the bankruptcies in 2008, but the malls have not experienced any material impact from co-tenancy issues.

Total portfolio occupancy declined 300 basis points during the quarter to 88.6% from 91.6% at March 31, 2008. Mall occupancy declined 240 basis points to 88.9% from 91.3% at the end of the prior year period. Occupancy levels in the first quarter were impacted by the residual closures from the 2008 bankruptcy activity. Many retailers who filed bankruptcy in 2008 did not close until the first quarter. Also, the majority of our lease expirations occur in the first quarter. Therefore, we felt the brunt of the impact for the year in this quarter and are making progress in backfilling vacant locations. At this point, we are projecting year-end occupancy to be down approximately 200 basis points from the end of 2008.

RETAIL SALES:

We continued to experience pressure on traffic and sales in the first quarter, which was exacerbated by the Easter shift into April. Same-store sales declined 4.4% to $326 per square foot for reporting tenants 10,000 square feet or less in stabilized malls for the twelve months ended March 31, 2009.

BANKRUPTCY UPDATE:

During the first quarter three retailers in our portfolio announced that they had entered Chapter 11, Strasburg Children, Ritz Camera, and S&K Menswear. We have seven Strasburg Children locations totaling 11,000 square feet and $223,000 in annual gross rent. We have 26 Ritz Camera locations totaling 48,000 square feet and $1.6 million in annual gross rents. We have 16 S&K Menswear locations totaling 60,000 square feet and $1.2 million in annual gross rent.

We are making good progress on releasing several of the vacant box locations that resulted from the 2008 bankruptcies. Of the roughly 50 locations totaling 1.8 million square feet of available space, we have executed leases or LOIs for thirteen locations totaling more than 400,000 square feet or roughly 22% of the space. The leasing team is marketing the spaces to a broad range of traditional retail as well as non-retail uses including learning centers, community colleges, fitness centers, and others. These types of users can deliver a new source of customers and complement the mall’s traffic flow patterns. There are also several retailers that are taking advantage of the retail environment to opportunistically expand and we are currently working with furniture stores, electronics, shoe stores, sporting goods stores and others. Some of the leases we have recently executed include specialty grocer, Earth Fare for the former Goody’s location at Gunbarrel Pointe in Chattanooga, TN and in Brownsville, TX we have signed teen retailer Agaci to take the former Linen’s N’ Things location. While these locations take time due to their size and we still have a lot of work to do, we are encouraged by the response we are receiving.

DEVELOPMENT

On April 1, we celebrated the grand opening of the first phase of Hammock Landing, our open-air center in West Melbourne, FL. The project opened approximately 80% leased and committed with Kohl’s, Marshall’s, Michaels, PETCO, and small shops and is off to an excellent start in terms of sales and reception from the community. A 132,000 square foot Target, ULTA and additional shops will open in July.

We also completed two expansions in the quarter. At Oak Park Mall in Kansas City, KS we opened a Barnes & Noble addition. At West County Center in St. Louis, MO, North Face, Bravo and McCormick & Schmicks joined Barnes & Noble and we recently signed

Prime Bar to join the center later this year. These openings are part of the redevelopment of the former Lord & Taylor space into a 90,000 square foot open-air expansion.

Later this year we will begin to open the other three major ground-up development projects we currently have underway including The Promenade in D’Iberville, MS, part of the Gulfport/Biloxi trade area, The Pavilion at Port Orange in Port Orange, FL and Settlers Ridge in Pittsburgh, PA. While there is no doubt that the new leasing environment is challenging, we are continuing to achieve leasing results in all of our new developments. The first phases of these projects are all between 70% and 80% leased and committed. The projects are on schedule and the remaining funding is in place through existing construction loans.

I will now turn the call over to John.

John:

Thank you, Stephen.

FINANCIAL REVIEW:

In April we paid our first quarter common dividend of $0.37 per share in a combination of stock and cash. The cash portion was limited to 40% of the aggregate common dividend amount and the remaining 60% was issued in common shares. As a result, we issued approximately 4.8 million shares of common stock. We also made the quarterly distribution to our unitholders and issued approximately 1.3 million additional common units to the unitholders that elected to receive the combined distribution. All current and prior period per share information has been adjusted to reflect the issuance of additional stock and units.

FFO per share in the first quarter was $0.72 per share compared with $0.75 per share in the prior year period. Excluding the non-cash write down, FFO increased 4.0% over the prior year period to $0.78 per share. The $7.7 million non-cash impairment charge was related to the write-down of the Company’s investment in Jinsheng, a Chinese real estate company. The Company determined that given the economic deterioration in China’s economy in the first quarter, the current fair value of the investment is lower than the carrying value of the initial $15.3 million investment. Recent reports have included more positive indications of economic conditions in China, however; we believe that the write-down is a conservative measure. FFO in the quarter also included:

•	Bad debt expense as a result of store closures and bankruptcies of approximately $2.1 million, compared with $0.9 million for the prior year period.
•	FFO included gains on outparcel sales of $0.4 million compared with $3.4 million in the prior year period.
•	FFO included lease termination fees of $2.5 million compared with $1.5 million in the prior year period.

Same-center NOI declined 1.2% for the quarter compared with the prior year. Same center NOI included a $1.2 million increase in bad debt expense offset by the $1.2 million increase in lease termination fees. Same-center NOI declined in the quarter primarily as a result of the decline in occupancy from the prior year period, partially offset by property level salary and expense reductions.

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Our debt-to-total market capitalization ratio was 92.1% as of the end of March compared with 67.6% as of the end of the prior year period. The increase in our debt-to-market cap is primarily a result of the decline in our stock price.

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Variable rate debt was 23.3% of the total market capitalization as of the end of March 2009 versus 13.6% as of the end of the prior year period. Variable rate debt represented 25.3% of CBL’s share of consolidated and unconsolidated debt compared with 20.2% in the prior year period.

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Our cost recovery ratio for the first quarter was 96.8%, compared with 95.6%, in the prior-year period. The cost recovery ratio for the first quarter would have been higher excluding the increase in bad debt expense.

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G&A represented approximately 4.2% of total revenues in the first quarter compared with 4.5% of revenues for the prior year period. G&A expense declined by 8.4% over the prior year period due to the company-wide staff reductions and salary freeze. The prior year period included $1.3 million of severance expense.

•	Our EBITDA to interest coverage ratio for the first quarter, was at 2.29 times as of March 31, 2009 compared with 2.17 times at the close of the prior year period.

GUIDANCE:

We are maintaining FFO guidance for 2009 in the range of $2.95 to $3.09 per share, which has been adjusted to reflect the increase in shares outstanding as a result of the stock issued in conjunction with the first quarter dividend. Major assumptions in guidance include NOI growth of (1.5%) to (3.5%) and outparcel sales of $6.0 million to $9.0 million. We will continue to update our guidance quarterly, as necessary.

FINANCINGS

During the quarter we closed a $74.1 million eight-year, non-recourse loan secured by Cary Towne Center in Cary, NC, with a fixed interest rate of 8.50%. The loan replaces an $82.1 million loan, which had a fixed interest rate of 6.85% and was scheduled to mature in March 2009. The loan was refinanced with the existing institutional lender. We entered into a one-year extension with the existing institutional lender on the $59.0 million loan secured by St. Clair Square in Fairview Heights, IL, at a fixed interest rate of 7.50%. The loan was originally scheduled to mature in April.

We recently executed a term sheet addressing three of the four remaining mortgage maturities for 2009, excluding loans with extension options. The loans secured by Volusia Mall, Honey Creek and Bonita Lakes are all with the same institutional lender. We anticipate paying off the loan secured by Bonita Lakes, partially funded by excess proceeds from Volusia Mall and Honey Creek Mall.

The final maturity in 2009 is a $53.0 million CMBS loan that matures in December. We are currently in contact with the servicer to discuss a possible extension of the maturity and are concurrently discussing the possibility of replacing this loan with other institutions.

As to our lines of credit, we have total capacity of $1.2 billion, which at quarter-end had remaining availability of $138.5 million. The two principal facilities are led by Wells Fargo. The $524.9 million secured facility matures in February 2010. We are making progress in working toward a renewal of the secured facility beyond February 2010. The $560.0 million unsecured facility has an expiration date of August 2009, with two additional one-year extension options for an outside maturity date of 2011. We recognize that given the current conditions in the financial markets, there may be limited availability of unsecured credit going forward. To that end, the Company is working toward a plan of securing this facility.

We have included a list of our major covenants in the supplemental, which demonstrates our sufficient coverage. As an example, our debt to gross asset value at March 31, 2009 was 57.5%, well under the required maximum of 65.0%.

CONCLUSION:

We anticipate that the operating environment will continue to present unique challenges, but we are confident in the ability of our portfolio and the expertise and dedication of our employees. The entire CBL organization is focused and we are making what we believe are the right decisions to not only make it through, but to succeed. We appreciate everyone’s continued support and look forward to seeing many of you next month at the shopping center industry’s annual convention in Las Vegas.

Thank you for joining us today and we will now answer any questions you may have.